Exhibit 99

H Y S T E R—YA L E M AT E R I A L S H A N D L I N G

2	0 1 4 A N N U A L R E P O R T

Hyster-Yale maintains **leading market** share **positions** in the **Americas** and **worldwide**

Contents

About the Company 1
Selected Financial and Operating Data 2
Letter to Stockholders 4
Form 10-K 17
Directors and Officers 102
Corporate Information .... Inside Back Cover

Cover:
Top Left: The ***Yale® MPR080VG*** is a new heavy-duty enclosed end-rider warehouse truck for the Americas market with an 8,000 pound capacity. **Middle:** The ***Yale® NTA030SV*** is a narrow aisle turret truck designed for use in warehouses with a 3,000 pound capacity. **Top Right:** The ***Yale® ERP040VF***, a four-wheel counterbalanced electric lift truck designed for warehouse and manufacturing use, has a capacity of up to 4,000 pounds and provides excellent maneuverability for use in tight turning applications. **Bottom:** The ***Hyster® H1150HD-CH*** Container Handler Big Truck has an 88,000 pound lifting capacity and a new low-emission, Tier 4 Final engine, which has been proven to reduce fuel costs and ultimately decrease the cost of ownership to the customer.

STRONG PARTNERS. TOUGH TRUCKS.™

People. Products. Productivity.™

THE UTILITY LIFT TRUCK™

About the Company

Hyster-Yale, including its operating subsidiary, NACCO Materials Handling Group, Inc., is a leading global designer, engineer, manufacturer, seller and servicer of a complete line of electric, warehousing and internal combustion engine lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names, mainly to independent Hyster® and Yale® retail dealerships. Lift trucks and component parts are manufactured by the Company in the United States, Northern Ireland, Mexico, the Netherlands, the Philippines, Brazil, Japan, Italy, Vietnam and China.

The Company’s economic engine is driven by unit volume, and its worldwide distribution strength drives market share and total volume. The Company has an estimated installed population base of approximately 825,000 lift trucks in operation at the end of 2014 in more than 750 industries worldwide. This population, in turn, generates profitable aftermarket revenue.

The Company’s objective is profitable growth by gaining market share as well as improving margins on certain lift truck units. The Company plans to accomplish these objectives by implementing core strategic initiatives:

Understanding Customer Needs

Offering Customers Low Cost of Ownership

Enhancing Independent Distribution

Improving the Company’s Warehouse Position

Focusing on Succeeding in Asia

Enhancing Big Truck Market Position

Strengthening the Sales and Marketing Organization

Commercializing Nuvera’s Fuel Cell Technology

Mission Statement: To be a leading globally integrated designer, manufacturer and marketer of a complete range of high-quality, application-tailored lift trucks, offering the lowest cost of ownership, outstanding parts and service support and the best overall value.

* See page 3 for the calculation of EBITDA and the discussion of non-GAAP items and the related reconciliations to U.S. GAAP measures.

Selected **Financial** And Operating **Data**

	Year Ended December 31				
	2014	2013	2012[1]	2011[1]	2010[1]
	(In millions, except per share data)				
Operating Statement Data:					
Revenues	$ 2,767.2	$ 2,666.3	$ 2,469.1	$ 2,540.8	$ 1,801.9
Operating profit	$ 148.8	$ 134.3	$ 111.7	$ 110.0	$ 46.1
Net income	$ 110.2	$ 110.2	$ 98.1	$ 82.6	$ 32.3
Net (income) loss attributable to noncontrolling interest	(0.4)	(0.2)	(0.1)	–	0.1
Net income attributable to stockholders	$ 109.8	$ 110.0	$ 98.0	$ 82.6	$ 32.4
Basic earnings per share attributable to stockholders	$ 6.61	$ 6.58	$ 5.84	$ 4.93	$ 1.95
Diluted earnings per share attributable to stockholders	$ 6.58	$ 6.54	$ 5.83	$ 4.91	$ 1.94
Balance Sheet Data December 31:					
Cash	$ 111.4	$ 175.7	$ 151.3	$ 184.9	$ 169.5
Total assets	$ 1,120.8	$ 1,161.3	$ 1,064.4	$ 1,117.0	$ 1,041.2
Long-term debt	$ 12.0	$ 6.7	$ 106.9	$ 54.6	$ 215.5
Stockholders' equity	$ 454.5	$ 449.8	$ 341.3	$ 296.3	$ 230.7
Cash Flow Data:					
Provided by operating activities	$ 100.0	$ 152.9	$ 128.7	$ 54.6	$ 47.5
Used for investing activities	$ (44.4)	$ (26.1)	$ (19.5)	$ (15.9)	$ (8.5)
Cash flow before financing activities[2]	$ 55.6	$ 126.8	$ 109.2	$ 38.7	$ 39.0
Used for financing activities	$ (110.5)	$ (104.4)	$ (144.4)	$ (19.5)	$ (24.4)
Other Data:					
Cash dividends paid pre-spin to NACCO Industries, Inc.	$ –	$ –	$ 5.0	$ 10.0	$ 5.0
Per share data:					
Cash dividends[3][4]	$ 1.075	$ 1.000	$ 2.250		
Market value at December 31[3]	$ 73.20	$ 93.16	$ 48.80		
Stockholders' equity at December 31[3]	$ 27.98	$ 26.91	$ 20.40		
Actual shares outstanding at December 31[3]	16.241	16.714	16.732		
Basic weighted average shares outstanding[1]	16.607	16.725	16.768	16.767	16.657
Diluted weighted average shares outstanding[1]	16.675	16.808	16.800	16.815	16.688
Total employees at December 31[5]	5,400	5,100	4,900	4,800	4,400

(1) As a result of Hyster-Yale's spin-off from NACCO Industries, Inc. and the distribution of one share of Class A common stock and one share of Class B common stock for each share of NACCO Industries, Inc. Class A common stock and NACCO Industries, Inc. Class B common stock on September 28, 2012, the earnings per share amounts and the weighted average shares outstanding for the Company have been calculated based upon doubling the relative historical basic and diluted weighted average shares outstanding of NACCO Industries, Inc.

(2) Cash flow before financing activities is equal to net cash provided by operating activities less net cash used for investing activities.

(3) This information is only included for periods subsequent to the spin-off from NACCO Industries, Inc.

(4) Includes an extraordinary dividend of $2.00 per share and a regular quarterly dividend of $0.25 per share paid to stockholders of the Company during the fourth quarter of 2012.

(5) Excludes temporary employees.

• 2 •

	Year Ended December 31				
	2014	2013	2012	2011	2010
			(In millions)		
Calculation of EBITDA[6]					
Net income attributable to stockholders	**$ 109.8**	$ 110.0	$ 98.0	$ 82.6	$ 32.4
Noncontrolling interest income (loss)	**0.4**	0.2	0.1	—	(0.1)
Income tax provision	**39.9**	17.2	7.0	18.9	1.8
Interest expense	**3.9**	9.0	12.4	15.8	16.6
Interest income	**(1.1)**	(1.8)	(1.5)	(1.8)	(2.3)
Depreciation and amortization expense	**29.7**	30.2	28.0	31.3	33.9
EBITDA[6]	**$ 182.6**	$ 164.8	$ 144.0	$ 146.8	$ 82.3

(6) EBITDA in this Annual Report is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. The Company defines EBITDA as income before income taxes and non-controlling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

	Year Ended December 31	
	2014*	2013**
	(In millions, except percentage data)	
Calculation of Return on Capital Employed:[7]		
Average stockholders' equity	**$ 468.7**	$ 389.7
Average debt	**42.8**	121.4
Average cash	**(118.2)**	(161.1)
Average capital employed, net of cash	**$ 393.3**	$ 350.0
Net income attributable to stockholders, as reported	**$ 109.8**	$ 110.0
Plus: Interest expense, net, as reported	**2.8**	7.2
Less: Income taxes on interest expense net, at 38%***	**(1.1)**	(2.7)
Actual return on capital employed = actual net income before interest expense, net, after tax	**$ 111.5**	$ 114.5
Actual return on capital employed percentage[7]	**28.3%**	32.7%
Actual return on equity percentage[8]	**23.4%**	28.2%

(7) Return on capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company's cost of capital employed, which includes both equity and debt securities, net of cash.

(8) Return on equity is defined as net income divided by average stockholders' equity.

*2014 Average stockholders' equity, debt and cash are calculated using 12/31/13 and each of 2014's quarter ends.
**2013 Average stockholders' equity, debt and cash are calculated using 12/31/12 and each of 2013's quarter ends.
***Tax rate of 38% represents the Company's target U.S. marginal tax rate compared with the effective income tax rate of 26.6% and 13.5%, in 2014 and 2013, respectively.

• 3 •

To Our Stockholders

Introduction

Global lift truck markets have grown significantly since the lift truck market reached the trough of the previous market cycle in 2008 and 2009. Market growth paused in 2011 and 2012, returned at an overall moderate rate of growth in 2013 and grew further in 2014, but at a lower rate. The Americas and Asia-Pacific regions, which both grew at a rate of approximately 10 percent in 2013, grew only at 4.9 percent and 8.5 percent, respectively, in 2014. However, the Europe, Middle East and Africa region grew 8.4 percent in 2014, up from approximately 2 percent in 2013, primarily driven by strong Western Europe growth of 11.4 percent.

The Company has been positioning itself for share growth since before the Great Recession. Initially, this process was focused on strengthening its product and cost position. Over this period, the Company substantially upgraded its comprehensive global product line and introduced new models not previously in the line, including its utility truck brand, UTILEV®. The Company also further rationalized its global manufacturing footprint around assembly of lift trucks largely in the market of sale, completed the implementation of a modern lean manufacturing system designed to provide flexible and efficient manufacturing and closed several plants. As a result of these changes, the Company enhanced throughput

Lean, e?cient organization focused on continuous improvement and share growth capabilities with the capacity to increase production volumes by over 30 percent over current levels. The Company has also re-engineered its products to utilize common components across multiple lift truck classes to reduce costs and complexity, improve quality, capture procurement cost savings, increase manufacturing efficiency and allow for faster design upgrades. In addition, supply chain management has been centralized to leverage best practices and gain economies of scale, and certain components have been outsourced to achieve high quality at lowest cost. Further, improvements in product development, engineering, manufacturing and sourced component quality have led to improved mean time between failures, significantly reduced warranty costs and, ultimately, enhanced customer satisfaction. More recently, the Company has focused on strengthening its independent dealer network by enhancing service offerings, increasing the number of dual-brand dealers, converting strong competitor dealers and strengthening existing dealers. All of these efforts continue to gain momentum with the focus now shifting to continuous improvement. As a result, the Company has been able to deliver solid operating results over the past few years, including in 2014, a year in which the Company’s results were affected negatively by foreign currency movements.

Long-term Strategic Initiatives

The Company’s vision is to continue to be a leading globally integrated designer, manufacturer and marketer of a complete range of high-quality, application-tailored lift trucks, offering the lowest cost of ownership, outstanding parts and service support and the best overall value.

Hyster-Yale’s success in developing innovative products and executing its core strategic initiatives, combined with a growing market, led to an increase in unit shipments in 2014 compared with 2013. The higher unit shipments, driven by growth in the Americas and Asia-Pacific and supported by a strong backlog throughout the year, resulted in an increase in revenues from $2.7 billion in 2013 to $2.8 billion in 2014.

On December 18, 2014, the Company completed the acquisition of Nuvera Fuel Cells, a development-stage technology and product development company with core competencies in fuel cell stacks and related systems, which is being reported as a separate operating segment from the lift truck business. Consolidated 2014 net income(1) of $109.8 million included a loss from Nuvera of $1.4 million. However, the lift truck business realized an increase in net income from $110.0 million in 2013 to $111.2 million in 2014.

Goal of 7 percent operating profit at the peak of the current market cycle

The Company made progress on its long-term strategic initiatives in 2014, but continued focus on these initiatives will be key to achieving the Company’s goal of 7 percent operating profit margin at the peak of the current market cycle and at the mid-point of the next market cycle. The Company believes 2014 is roughly the mid-point of the current market cycle. While Hyster-Yale’s 2014 operating profit margin is below the 7 percent operating profit margin target, the Company believes this gap can be closed mainly by increasing unit volumes through market growth and improved share.

Hyster-Yale’s economic engine is driven by unit volume. The Company’s worldwide distribution strength drives market share and unit volume. Increased volumes generate

(1)	For purposes of this annual report, discussions about net income refer to net income attributable to stockholders.

greater economies of scale, resulting in more favorable operating margin leverage in all areas of the business, particularly in manufacturing overhead and operating expenses. These higher volumes ultimately result in a larger installed lift truck population base, which is estimated at 825,000 units at the end of 2014. This growing installed base generates a large, profitable parts business, which is a key element in total operating profit margins. The Company’s immediate task is to achieve annual sales of 115,000 lift truck units over the next three years. At this volume level, the Company expects to be able to achieve its 7 percent operating profit margin target, through increased margin, improved fixed manufacturing utilization and leverage of the Company’s relatively fixed selling, general and administrative costs.

Understanding

Customer Needs

The second, much more modest, driver of operating profit improvement is product margin enhancement, mainly in lower capacity internal combustion engine (“ICE”) lift trucks. The key to this margin enhancement initiative is to more fully meet the needs of each of the three ICE product segments: premium, standard and utility. The Company has long had a reputation for offering outstanding premium products. the past three to four years, the Company broadened this reputation by adding stan utility products to create a more comprehensive product line.

In large measure, the Company completed this effort for utility trucks and expects to do so for a broad line of standard trucks by 2016-2017. Having the right product at the right price for each application will permit the Company to focus on delivering products that meet the needs of these individual market segments at appropriate margins.

One of Hyster’s premium trucks, the H80FT Fortis® internal combustion engine, pneumatic tire lift truck, has a lifting capacity of up to 8,000 pounds and is highly configurable to meet the needs of customers with demanding applications.

In 2014, the global market grew moderately, increasing from 1,009,777 units in 2013 to 1,088,366 units. Growth rates are expected to decelerate in 2015, resulting in nominal growth compared with 2014. This nominal growth stems from modest growth in the Western Europe, Asia-Pacific and China markets, relatively flat markets in the Americas, Eastern Europe and Middle East and Africa and a modest decline in the Japanese market. Moderate growth is expected globally through 2017. This market growth, coupled with the Company’s expected market share increase, is expected to help the Company achieve sales of 115,000 units and its 7 percent operating profit margin target over the next three years. If markets are stronger than anticipated, more of the unit growth may come from market growth, but if markets are weaker than anticipated, the Company is focused on obtaining that growth through increased market share.

To achieve its long-term financial target through volume growth, Hyster-Yale is focused on executing core strategic initiatives

Broadly, to achieve its long-term financial target through unit volume growth, the Company is focused on executing certain core strategic initiatives: (1) understanding customer needs at the product and aftermarket levels, (2) offering the lowest cost of ownership to create a differentiated competitive position, (3) enhancing its independent distribution, (4) improving the Company’s position in the warehouse market, (5) expanding in the growing Asian markets, (6) enhancing its Big Truck market position, (7) strengthening its sales and marketing organization in all geographic regions and (8) commercializing Nuvera’s fuel cell technology. These core strategic initiatives are expected to help the Company gain sufficient market share to generate the volume necessary to achieve operating profit margins in the range of 7 percent at the peak of this market cycle.

The Company is developing and selling its products in a manner that focuses on understanding its customers’ needs at the product and aftermarket levels. By doing this, Hyster-Yale is able to create and provide a full range of differentiated products and develop service solutions for specific industry applications that consistently meet those needs and lower total cost of ownership. The Company's product pipeline is expected to provide a continuous stream of new product innovations over the next several years that are anticipated to address these needs in virtually all major market segments. To meet the specific application needs of its customers, the Company is focusing on designing or developing utility, standard and premium products for its electric-rider, warehouse, ICE and Big Truck product lines in all the key market segments. Utility trucks are for low-intensity needs, especially in developing markets. Standard trucks are for medium-intensity applications in both the developed and developing markets, and the Company's traditional premium Fortis®, Fortens® and Veracitor® trucks are for higher-intensity applications.

CORE STRATEGIC INITIATIVE 2

Offering Customers **Low** Cost of **Ownership**


Yale
Yale

By utilizing the Company's understanding of customers' primary cost drivers, Hyster-Yale is also focused on providing tailored solutions for major customers through industry "application guides," which meet the detailed needs of individual industries, and migrating those solutions across the world to achieve increased penetration in those industries. Guides have been completed for several industries, and others are expected to be developed in 2015 and future years. The Company is also focused on reducing the life cycle cost of operating its trucks. The Company has been successful in reducing fuel consumption, a significant direct cost for its customers, on certain truck models by up to 15 percent. The Company is also introducing automation and telemetry

One of Yale's electric counterbalanced lift trucks, the ***Yale® ERP50-VM*** four-wheel, pneumatic tire lift truck series, with a lifting capacity of up to 5.5 tons, was launched in mid-2013 and was designed for use in indoor and outdoor applications with industrial grade critical components to provide less down time and an overall lower cost of ownership.

• 9 •

capabilities in its lift trucks to reduce operating costs further. Telemetry is expected to deliver additional information and value to customers, allowing them to monitor the use of trucks and ensure they are being properly operated and serviced in a timely manner, thereby reducing lifetime maintenance costs. Finally, as the quality of the Company's trucks has improved, repair costs have decreased. To quantify all of this, Hyster-Yale has created service cost calculators for its sales personnel so they can determine the benefits the customer is expected to receive over the life of the lift truck. The Company can also offer attractive lease rates for its customers through an improved understanding of applications and operating costs.

CORE STRATEGIC INITIATIVE 3

Enhancing Independent Distribution


LiftOne

The Company continues to strengthen and enhance its exclusive, independent distribution network by adding strong independent dealers, encouraging, where appropriate, more dual-brand ownership by dealers, attracting best-in-class dealers from competitors and ensuring dealer excellence in all areas of the world, including replacing underperforming dealerships. The Company continues to provide programs aimed at strengthening dealers and broadening account coverage, including helping dealers identify accounts, increasing sales specialization and improving sales messaging. These programs helped generate new account coverage in 2014. Also during 2014, the Company was successful in adding 16 new dealers, which included appointing four new dual-brand dealers and converting seven competitor dealers.

The LiftOne headquarters and Hyster® branch in Charlotte, North Carolina. LiftOne is a dual-line dealer in parts of the Southeastern United States.

• 10 •

Improving the Company’s

Warehouse Position

The Company is focused on strengthening its warehouse mark position through enhancing dealer and customer support, adding products and implementing programs to increase focus on key customers. Strong demand exists for warehouse and distribution industry applications in both North America and Western Europe, and orders for warehouse trucks were approximately 55 percent in these markets in 2014. Sales of electric lift trucks accounted for 28 percent of Hyster-Yale’s revenue 2014 compared with 27 percent in

Warehouse trucks accounted for 44 percent of the

Company’s electric truck sales total, compared with 43 percent in 2013. As part of the Company’s efforts to penetrate the growing warehouse equipment market more deeply, the Company has been focusing on upgrading its warehouse and electric rider product lines, helping dealers strengthen specialized capabilities for serving this segment and increasing coverage through direct sales to major accounts, as well as improving account identification and targeting processes. In 2013, the Company introduced a new Reach Truck in the European market and made substantial upgrades to its North American warehouse products. In addition, the Company expects that the acquisition of Nuvera will help the Company penetrate the heavy-duty warehouse applications, which are ideal customers for lift trucks with fuel cell power solutions.

The newly introduced European Yale® MR14-25 range of Reach Trucks, designed for use in warehouse applications, has lifting capacities of up to 2.5 tons and can stack a 1.0 ton load to a height of 12.5 meters.

Focusing on

Succeeding in Asia

The Asia-Pacific market continues to grow, and the Company is focused on expanding in this market area by offering products aimed at the needs of these markets and enhancing distribution excellence. The office in Malaysia, opene in 2013, was put in place to spearhead sales efforts in the Asia region. In addition, the Company has added more sales resources and new dealers in the region. These resources are focused on adding local major accounts through the leveraging of the standard and utility products, which are more suited to this market, to improve market share and margins. Also, the Company is continuing to focus on strategic alliances with local partners in China and Japan and, using local partners, continues to expand the product range in India.

Enhancing Big Truck

Market Position

Enhancing its Big Truck market position is also a core strategic initiative for the Company. Overall, the Company has a leading market position in Big Trucks but believes there is significant growth potential remaining. The Company will continue to introduce additional new Big Truck products, providing a comprehensive Tier 4 engine offering. In fact, Hyster-Yale has already

Top: The UTILEV® UT25P internal combustion engine utility truck, with a lifting capacity of 2.5 tons, is designed to meet the needs of utility users and is shown moving pallets on a customer’s loading dock in South Africa.

Bottom: New Hyster® H22XM-12EC Empty Container Handlers being delivered to Rotterdam Shortsea Terminals in the Netherlands.

gained Tier 4 engine emission leadership by achieving breakthrough improvements in fuel efficiency with these new engines. The Company is improving its global Big Truck team and is highlighting its Big Truck global capabilities to customers who need global coverage and specialized application sales capabilities, as well as working closely with its dealers to drive growth plans. The application guides are also being used to target industry solutions for Big Truck customers.

Strengthening the Sales and

Marketing Organization

The Company has also strengthened and aligned its sales and marketing organization in all geographic regions, and, in 2013 and 2014, the Company added talent to enhance its capabilities in this realigned organizational structure. To improve the Company’s awareness of new business in the marketplace and boost its participation in new business proposals, the Company has increased its focus on account identification and covera including through focused organizational terms. Also to help provide enhanced product application capabilities for customers, the Company created Solutions

Groups that are focused on developing specialized solutions for customers’ industries. In addition, this new structure places accountability closer to the customer level through smaller sales management areas and provides leaders with new tools and enhanced reporting capabilities. While still in the early stages of maturity, these changes are expected to help the Company gain increased momentum that will lead to higher unit volumes and market share over time.

Marketing and sales executives participate in a global executive meeting at the new Customer Experience Center in Charlotte, North Carolina, where the Company’s executives came together to formalize the Company’s growth plans.

Commercializing Nuvera’s

Fuel Cell Technology

Finally, the Company acquired Nuvera in late 2014 and is focused on commercializing Nuvera’s technology through the introduction of new fuel cell and improved hydrogen generation products. The Company believes the fuel cell market, specifically for industrial mobility, is a significant growth opportunity and product differentiator, and wants to be able to participate in that growth. The Company views the Nuvera acquisition and the commercialization of its fuel cell related technology as an investment that creates an additional opportunity to support the core strategies of having low cost of ownership and meeting customers’ needs, as well as the initiatives of being leaders in independent distribution, increasing the Company’s presence in the warehouse business and, longer term, enhancing the Company’s Big Truck market position. In addition, this acquisition provides the Company with the ability to own, rather than buy, a potentially strategic power source for its lift trucks, thereby capturing sales and margins that currently go primarily to third-party battery suppliers, while at the same time delivering improved value to customers. It also provides the Company with the ability to participate actively in the growing fuel cell market and to expand its offering of best-in-class energy solutions to customers by integrating fuel cells with lift trucks in a way that is expected to optimize the performance and energy efficiency of the combined system. This, in conjunction with the Company’s capability to provide full life cycle maintenance, service and fueling requirements, is expected to provide Hyster-Yale with an opportunity to meet customers’ needs and offer a low overall cost of ownership alternative.

With this acquisition, the Company’s primary goal is to be a major supplier of fuel cell engines to power lift trucks. As a result, the Company plans to move rapidly to bring these solutions to the market, with first production in late 2015. The Company expects that there

A prototype of a fuel cell powered lift truck is shown with the Nuvera PowerEdge® fuel cell stack.

will be a synergistic impact on lift truck volume with the addition of a fuel cell power option that will not only allow the Company to participate in the sales and margins of the fuel cell and hydrogen supply, but also achieve an increase in lift truck market share and revenue, along with the ongoing associated aftermarket revenues.

Hyster-Yale believes the combination of Nuvera’s technology and innovative culture and the Company’s supply chain, manufacturing and distribution expertise will help ensure the rapid commercialization of Nuvera’s products. The ability to guide the development and integration of the fuel cell technology to meet the rigorous needs of lift truck customers is expected to ensure a best-in-class solution that will help drive volume for both Nuvera and the lift truck business, as well as the Company’s independent dealers.

The Company anticipates achieving increased volumes through these strategies, all with the objective of reaching its 7 percent operating profit margin goal at the peak of this market cycle. As the programs continue to gain momentum through strong execution, the Company’s objective is to then reach 7 percent operating profit margin at the next mid-cycle and somewhat higher at the next market cycle peak.

Looking forward

Hyster-Yale’s strategic initiatives are only the first step in its value creation strategy, which includes increasing unit volume and market share over the next three years through the execution of the core strategic initiatives to achieve the Company’s financial targets and gaining significant aftermarket parts business over the longer term as a result of the continued increase in the Company’s installed lift truck population base. With the momentum of solid performance in 2014, the Company is poised to grow through the rest of this market cycle by focusing on increasing market share to reach its long-term financial goals.

We are very pleased with the reception the Company has received as a focused investment option in the materials handling equipment industry. We believe that the execution of our value creation strategy, combined with a strong balance sheet, financial flexibility, an expected continued strong cash position and excellent returns on capital employed make Hyster-Yale a compelling long-term investment opportunity. By clearly articulating and executing our core strategies, we are hopeful the Company will receive an enhanced valuation in the future.

During 2014, the Company increased its quarterly dividend 10 percent to $0.275 per share and will continue to evaluate its dividend level in 2015. In addition to the regular dividend, the Company effectively completed its $50 million stock repurchase program that was started in December 2012. Since inception, the Company purchased almost 695,000 shares for an aggregate purchase price of $49.8 million, including approximately 591,000 shares during 2014 for an aggregate purchase price of $44.6 million.

Overall, the Company expects continued strong cash generation in 2015 and beyond. The Company will continue to focus on utilizing its cash to support its strategic growth initiatives and then, as appropriate, return capital to its stockholders through dividends. In addition, the Company will look for opportunities which provide sound financial returns and take advantage of Hyster-Yale’s skills and capabilities, as well as consider additional share repurchases at prices attractive to its stockholders.

We have great confidence in the ability of our management team to achieve the Company’s market share and financial objectives in the years ahead as our many experienced and highly motivated professionals build on the Company’s solid 2014 financial results.

Finally, we would like to take this opportunity to thank all of the Company’s customers, dealers and suppliers and all of the Hyster-Yale stockholders for their continued support. We have a strong group of employees we also want to thank for their hard work and commitment to achieving our long-term goals. We have a strategic plan we are excited about executing. Although we are still a relatively young public company, we are a decades-old business with strong brands that have earned the trust of our customers who depend upon the performance of our products every day. We look forward to building successfully on this legacy for many years to come.

Alfred M. Rankin, Jr.

Chairman, President and Chief Executive Officer, Hyster-Yale Materials Handling, Inc. and Chairman, NACCO Materials Handling Group, Inc.

Colin Wilson

President and Chief Executive Officer, NACCO Materials Handling Group, Inc.

Directors and O?cers Directors and Officers of Hyster-Yale Materials Handling, Inc. Directors: J.C. Butler, Jr.

Senior Vice President-Finance, Treasurer and Chief Administrative Officer, NACCO Industries, Inc. Carolyn Corvi

Retired Vice President and General Manager –Airplane Programs of The Boeing Company John P. Jumper

Chairman of the Board of Leidos Holdings, Inc. Retired Chief of Staff, United States Air Force

Dennis W. LaBarre Retired Partner, Jones Day F. Joseph Loughrey Retired Vice Chairman of Cummins, Inc. Alfred M. Rankin, Jr.

Chairman, President and Chief Executive Officer of Hyster-Yale Materials Handling, Inc.

Chairman of NACCO Materials Handling Group, Inc. Chairman, President and Chief Executive Officer of NACCO Industries, Inc.

Claiborne R. Rankin Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC Michael E. Shannon

President of MEShannon & Associates, Inc. Retired Chairman, Chief Financial and Administrative Officer of Ecolab, Inc.

John M. Stropki Retired Executive Chairman of Lincoln Electric Holdings Inc. Britton T. Taplin Self-employed (personal investments) Eugene Wong

Professor Emeritus of the University of California at Berkeley

Officers: Alfred M. Rankin, Jr. Chairman, President and Chief Executive Officer Colin Wilson

President and Chief Executive Officer of NACCO Materials Handling Group, Inc.

Charles A. Bittenbender Senior Vice President, General Counsel and Secretary Gregory J. Breier

Vice President, Tax Brian K. Frentzko Vice President, Treasurer Amy E. Gerbick

Associate General Counsel, Director of Corporate Compliance and Assistant Secretary

Jennifer M. Langer Vice President, Controller Lauren E. Miller Senior Vice President, Chief Marketing Officer Kenneth C. Schilling Senior Vice President and Chief Financial Officer Suzanne S. Taylor

Vice President, Deputy General Counsel and Assistant Secretary

Officers of NACCO Materials Handling Group, Inc. Alfred M. Rankin, Jr. Chairman Colin Wilson President and Chief Executive Officer Charles A. Bittenbender

Senior Vice President, General Counsel and Secretary Gregory J. Breier

Vice President, Tax Brian K. Frentzko Vice President, Treasurer Amy E. Gerbick

Associate General Counsel, Director of Corporate Compliance and Assistant Secretary Jennifer M. Langer Vice President, Controller Lauren E. Miller

Senior Vice President, Chief Marketing Officer Ralf A. Mock Senior Vice President, Managing Director, Europe, Middle East and Africa

Charles F. Pascarelli Senior Vice President, President, Americas Rajiv K. Prasad

Senior Vice President, Global Product Development, Manufacturing and Supply Chain Strategy Victoria L. Rickey Senior Vice President, Asia-Pacific and Brazil Michael E. Rosberg Senior Vice President, Global Supply Chain

Kenneth C. Schilling Senior Vice President and Chief Financial Officer Gopichand Somayajula

Vice President, Global Product Development Suzanne S. Taylor Vice President, Deputy General Counsel and Assistant Secretary Raymond C. Ulmer Vice President Finance, Americas

Corporate **Data**

Annual Meeting
The Annual Meeting of Stockholders of Hyster-Yale Materials Handling, Inc. will be held on May 14, 2015, at 9:00 a.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124

Form 10-K
Additional copies of the Company's Form 10-K filed with the Securities and Exchange Commission are available free of charge through Hyster-Yale's website (**www.hyster-yale.com**) or by request to:
Investor Relations
Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
(440) 229-5168

Stock Transfer Agent and Registrar
Stockholder Correspondence:
Computershare
P.O. Box 30170
College Station, TX 77842-3170

Overnight Correspondence:
Computershare
211 Quality Circle, Suite 210
College Station, TX 77845

(877) 373-6374 (U.S., Canada and Puerto Rico)
(781) 575-2879 (International)

Legal Counsel
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114

Independent Registered Public Accounting Firm
Ernst & Young LLP
950 Main Avenue, Suite 1800
Cleveland, Ohio 44113

Stock Exchange Listing
The New York Stock Exchange
Symbol: HY

Investor Relations Contact
Investor questions may be addressed to:
Investor Relations
Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
(440) 229-5168
E-mail: **ir@hyster-yale.com**

Hyster-Yale Materials Handling, Inc. Website
Additional information on Hyster-Yale may be found at the corporate website, **www.hyster-yale.com**. The Company considers this website to be one of the primary sources of information for investors and other interested parties.

Hyster Global:
www.hyster.com
Yale Global:
www.yale.com

FSC www.fsc.org
MIX
Paper from responsible sources
FSC® C003197

The FSC® Trademark identifies wood fibers coming from forests which have been ceritifed in accordance with the rules of the Forest Stewardship Council®.

Environmental Benefits

This Annual Report on Form 10-K is printed using post-consumer waste recycled paper and vegetable-based inks. By using this environmental paper, Hyster-Yale Materials Handling, Inc. saved the following resources:

27 trees preserved for the future
79 lbs. waterborne waste not created
11,566 gal. wastewater flow saved
1,280 lbs. solid waste not generated
2,520 lbs. net greenhouse gases prevented
19,286,500 BTUs energy not consumed

FSC is not responsible for these calculations. Calculations per Mohawk Environmental Calculator.

5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124

www.hyster-yale.com

An Equal Opportunity Employer